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             MORGAN STANLEY DEAN WITTER VARIABLE INVESTMENT SERIES
                             TWO WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048


                                         ,2000


To Morgan Stanley Dean Witter Advisors Inc.:

     The Investment Management Agreement between you and this Fund (the "Agreement") provides that in the event the Fund establishes additional Portfolios with respect to which it desires to retain you to render investment advisory services under the Agreement, it shall notify you in writing, and further provides that if you are willing to render such services, you shall notify the Fund in writing, whereupon such Portfolios shall become Portfolios under the Agreement.

     The Fund hereby informs you that it has established one additional Portfolio, designated as the INFORMATION PORTFOLIO, and that it desires to retain you to render investment advisory services to this Portfolio under the Agreement, for which the Fund shall pay you monthly compensation determined by applying the annual rate of 0.75% to the net assets of the INFORMATION PORTFOLIO determined as of the close of each business day.


                                            Very truly yours,

                                            MORGAN STANLEY DEAN WITTER
                                            VARIABLE INVESTMENT SERIES


                                            by:
                                               ------------------------

Morgan Stanley Dean Witter Advisors Inc. hereby notifies Morgan Stanley Dean Witter Variable Investment Series of its willingness to render investment advisory services to the INFORMATION PORTFOLIO under the Agreement, with the fees as specified above.

                                            MORGAN STANLEY DEAN WITTER
                                            ADVISORS INC.



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